EXHIBIT 4.1

2001 STOCK OPTION PLAN FOR DIRECTORS
OF
CALAVO GROWERS, INC.

1.	PURPOSE OF THE PLAN.

     Pursuant to this 2001 Stock Option Plan for Directors (the “Plan”) of Calavo Growers, Inc., a California corporation (the “Company”), directors of the Company will receive options (“Options”) to purchase shares of the common stock of the Company, par value $0.001 per share (“Common Stock”). The purpose of the Option grants is to encourage growers to serve as directors of the Company and to reward directors for the valuable services that they render to the Company.

2.	TYPES OF AWARDS; ELIGIBLE PERSONS.

     The Administrator (as defined below) may, from time to time, award Options to some or all of the directors of the Company. The Options are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). No awards of Options shall be made under the Plan to any person who is not a director of the Company on the date of the award.

3.	STOCK SUBJECT TO THE PLAN; MAXIMUM NUMBER OF GRANTS.

     Subject to the adjustment provisions of Section 5.13 of the Plan, the total number of shares of Common Stock which may be offered under, or issued under Options granted pursuant to, the Plan shall not exceed Three Million (3,000,000) shares of Common Stock. The shares covered by the portion of any award under the Plan which expires, terminates or is cancelled unexercised shall become available again for grants under the Plan. Where the exercise price of an Option is paid by means of the director’s surrender of previously owned shares of Common Stock or the Company’s withholding of shares otherwise issuable upon exercise of the Option as permitted herein, only the net number of shares issued and which remain outstanding in connection with such exercise shall be deemed issued and no longer available for issuance under the Plan. Subject to the adjustment provisions of Section 5.13 of the Plan, no director shall be granted Options during any twelve-month period covering more than Three Hundred Thousand (300,000) shares of Common Stock.

4.	ADMINISTRATION.

     4.1 The Plan shall be administered by the Board of Directors of the Company (the “Board”) or by a committee (the “Committee”) to which administration of the Plan, or of part of the Plan, is delegated by the Board (in either case, the “Administrator”). The Board shall appoint and remove members of the Committee in its discretion in accordance with applicable laws. If necessary in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 162(m) of the Code, the Committee shall, in the

Board’s discretion, be comprised solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act or “outside directors” within the meaning of Section 162(m) of the Code. The foregoing notwithstanding, the Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper, and the Board, in its discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

     4.2 Subject to the other provisions of the Plan, the Administrator shall have the authority, in its discretion: (i) to grant Options; (ii) to determine the fair market value of the Common Stock subject to Options; (iii) to determine the exercise price of Options; (iv) to determine the persons to whom, and the time or times at which, Options shall be granted and the number of shares subject to each Option; (v) to construe and interpret the terms and conditions of the Plan, of any Option agreement and all Options granted under the Plan; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to determine the terms and conditions of each Option granted under the Plan (which need not be identical), including, but not limited to, the time or times at which Options shall be exercisable; (viii) with the consent of the Option holder, to rescind any award or exercise of an Option and to amend the terms of any Option; (ix) to reduce the exercise price of any Option; (x) to accelerate or defer (with the consent of the Option holder) the exercise date of any Option; (xi) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and (xii) to make all other determinations deemed necessary or advisable for the administration of the Plan, any Option or Option agreement. The Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper.

     4.3 All questions of interpretation, implementation and application of the Plan or any Option or Option agreement shall be determined by the Administrator, which determination shall be final and binding on all persons.

5.	TERMS AND CONDITIONS OF OPTIONS.

     This Section 5 describes the terms and conditions of Options granted under the Plan. Section 6 below describes the grants of Options to directors that are being made by the Company concurrently with the adoption of the Plan.

     5.1 Option Agreement. Each Option shall be evidenced by a written Option agreement, in form satisfactory to the Administrator, executed by the Company and the director to whom the Option is granted. Each Option agreement may contain such terms and conditions not inconsistent with the Plan as may be determined by the Administrator. In the event of a conflict between the terms or conditions of an Option agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall govern.

     5.2 Selection of Option Recipients. The Administrator shall determine the directors who shall receive Options and the date of each Option grant. As of November 19, 2001, the Company’s Articles of Incorporation provide that the Company may not issue any Options without the approval of at least seventy-five percent (75%) of the Company’s authorized number of directors.

     5.3 Number of Option Shares. The Administrator shall determine the number of shares of Common Stock to be covered by each Option.

     5.4 Exercise Price. The exercise price of each share of Common Stock that is subject to an Option shall be determined by the Administrator.

     5.5 Option Term. No Option shall be exercisable more than five (5) years after the date of grant or such lesser period of time as is set forth in the Option agreement (the end of such applicable exercise period is referred to in the Plan as the “Expiration Date”).

     5.6 Vesting of Options. Subject to any other applicable provisions of the Plan, each Option shall vest and become exercisable at such times, in such installments and subject to such performance or other conditions as the Administrator determines. Notwithstanding the foregoing, the Administrator may elect in its discretion to accelerate the time at which an Option or any installment thereof may be exercised if permitted by applicable law. A vested portion of an Option shall be exercisable at any time prior to its Expiration Date. The Administrator shall be entitled to place Option forfeiture provisions in the Option agreement on terms that it deems appropriate.

     5.7 Non-Transferability of Option Rights. Except with the express written approval of the Administrator or unless otherwise provided in an Option agreement, (i) no Option granted under the Plan shall be assigned or otherwise transferred by the director, either voluntarily or by operation of law, except by will or by the laws of descent and distribution, and (ii) during the life of the Option holder, an Option shall be exercisable only by the Option holder.

     5.8 Manner of Option Exercise. An Option holder wishing to exercise all or a portion of an Option shall give written notice to the Company at its principal executive office, to the attention of the Company’s Chief Financial Officer or other officer of the Company designated by the Administrator, accompanied by payment of the exercise price and withholding taxes as provided below in Sections 5.9 and 5.10. The notice from the Option holder shall specify the number of shares to be purchased. An Option holder may elect to purchase fewer than the total number of shares of Common Stock covered by an Option, provided that a partial exercise of an Option may not be for fewer than one hundred (100) shares unless fewer than that number of shares remain unexercised, in which case the entire remaining Option must be exercised at one time.

     5.9 Payment of the Option Exercise Price. Except as provided below, payment in full, in cash or by check, shall be made for all Common Stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. The Administrator, in the exercise of its discretion after considering any tax, accounting and financial consequences and confirming that applicable laws have been satisfied, may authorize any one or more of the following additional methods of payment:

          5.9.1 Acceptance of the Option holder’s full recourse promissory note for all or part of the Option price, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest or original issue discount would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of Common Stock acquired upon exercise of the Option);

          5.9.2 Subject to the discretion of the Administrator and the terms of the Option agreement granting the Option, delivery by the Option holder of shares of Common Stock already owned by him or her for all or part of the Option price, provided the fair market value (determined as set forth below in Section 5.15) of such shares of Common Stock is equal on the date of exercise to the Option price, or such portion thereof as the Option holder is authorized to pay by delivery of such stock;

          5.9.3 Subject to the discretion of the Administrator, through the surrender of shares of Common Stock then issuable upon exercise of the Option, provided the fair market value (determined as set forth below in Section 5.15) of such shares of Common Stock is equal on the date of exercise to the Option price, or such portion thereof as the director is authorized to pay by surrender of such stock; and

          5.9.4 By means of so-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board.

     5.10 Withholding Taxes. At the time of an Option exercise and as a condition thereto, or at such other time as the amount of such obligation becomes determinable, the Option holder shall remit to the Company in cash any and all applicable federal and state withholding and employment taxes, in an amount determined by the Administrator. Such obligation to remit may be satisfied, if authorized by the Administrator in its discretion after considering any tax, accounting and financial consequences and confirming that applicable laws have been satisfied, by the Option holder’s (i) delivery of a promissory note in the required amount on such terms as the Administrator deems appropriate, (ii) tendering to the Company previously owned shares of Common Stock with a fair market value equal to the required amount, or (iii) agreeing to have shares of Common Stock (with a fair market value equal to the required amount) that are acquired upon exercise of the Option withheld by the Company.

     5.11 Shareholder Rights. The date that the Company receives written notice of an exercise hereunder accompanied by full payment of the exercise price will be considered as the date the Option was exercised and the date that the Option holder acquired the shares of Common Stock as to which the Option was exercised.

     5.12 Termination of Service as a Director. Except as otherwise provided in the Option agreement, if for any reason a director ceases to be a director of the Company, Options that are held at the date of the termination of his or her directorship (to the extent then exercisable) may be exercised in whole or in part at any time within one year after the date of such termination (but in no event after the Expiration Date).

     5.13 Changes in Capital Structure. Subject to Section 5.14 below, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments shall be made by the Administrator, in its discretion, in (i) the number and class of shares of stock subject to the Plan and each Option outstanding under the Plan and (ii) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Any adjustment, however, in an outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share covered by the unexercised portion of the Option. Adjustments under this Section 5.13 shall be made by the Administrator, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. If an adjustment under this Section 5.13 would result in a fractional share interest under an Option or any installment, the Administrator’s decision as to inclusion or exclusion of that fractional share interest shall be final, but no fractional shares of stock shall be issued under the Plan on account of any such adjustment.

     5.14 Corporate Transactions. Except as otherwise provided in the Option agreement, in the event of a Corporate Transaction (as defined below), the Administrator shall notify each current or former director who holds Options at least thirty (30) days prior thereto or as soon as may be practicable. To the extent not previously exercised, all Options shall terminate immediately prior to the consummation of such Corporate Transaction unless the Administrator determines, in its discretion, (i) to permit exercise of any Options prior to their termination, even if such Options would not otherwise have been exercisable, and/or (ii) to provide that all or certain of the outstanding Options shall be assumed or an equivalent option substituted by an applicable successor corporation or other entity or any affiliate of the successor corporation or entity. A “Corporate Transaction” means (a) a liquidation or dissolution of the Company; (b) a merger or consolidation of the Company with or into another corporation or entity as a result of which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary of the Company); (c) a sale of all or substantially all of the assets of the Company; or (d) a purchase or other acquisition of beneficial ownership of more than fifty percent (50%) of the outstanding capital stock of the Company in a single transaction or a series of related transactions by one person or more than one person acting in concert (excluding, however, a purchase of stock by the Company or by a Company-sponsored employee benefit plan).

     5.15 Determination of Value. For purposes of the Plan, the fair market value of Common Stock (or of other stock or securities) of the Company shall be determined as follows:

          5.15.1 If the stock is listed on a securities exchange, the Nasdaq National Market, the Nasdaq Small Cap Market or is otherwise regularly quoted by a recognized securities dealer and if closing prices are reported, its fair market value shall be the closing price of such stock on the last business day preceding the date on which the fair market value of the stock is to be determined, but if closing prices are not reported, its fair market value shall be the average of the high bid and low asked quoted prices for such stock on the last business day preceding the date on which the fair market value of the stock is to be determined (or if there are no closing or quoted prices for such specified business day, then for the last preceding business day on which there were closing or quoted prices).

          5.15.2 In the absence of an established market for the stock, the fair market value thereof shall be determined in good faith by the Administrator, with reference to the Company’s net worth, prospective earning power, dividend-paying capacity and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry, the Company’s management and the values of the stock of other corporations in the same or a similar line of business.

6.	INITIAL OPTION GRANTS ON THE PLAN’S EFFECTIVE DATE.

     On the effective date of the Plan, each director shall be granted an Option under the Plan with the following terms and conditions:

     6.1 Each Option shall be evidenced by a written Option agreement and shall be subject to all of the terms and conditions of the Plan.

     6.2 The Administrator shall determine the number of shares of Common Stock to be covered by each Option.

     6.3 The exercise price of each share of Common Stock that is subject to an Option shall be Five Dollars ($5.00), which is $0.50 per share in excess of the Administrator’s good faith determination of the fair market value of the Common Stock.

     6.4 Each Option shall be fully exercisable as of its grant date and shall expire on the fifth anniversary of its grant date, subject to earlier expiration pursuant to Section 5.12 upon a director’s termination of service or pursuant to Section 5.14 upon a Corporate Transaction.

7.	NO GUARANTEE OF CONTINUED DIRECTORSHIP.

     Neither the Plan nor the granting of any Option shall constitute or be evidence of any agreement or understanding that any director has a right (i) to continue as a director for any period of time or (ii) to receive Option grants after the effective date of the Plan.

8.	CONDITIONS UPON THE ISSUANCE OF SHARES.

     8.1 Securities Act. Shares of Common Stock shall not be issued pursuant to the exercise of an Option unless the Administrator determines that the exercise of such Option and the issuance and delivery of such shares pursuant thereto will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), applicable state and foreign securities laws and the requirements of any stock exchange or Nasdaq market system upon which the Common Stock may be listed. The inability of the Company to obtain from any applicable regulatory body a permit, order or approval deemed by the Administrator to be necessary to the lawful issuance and sale of any shares of Common Stock under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite permit, order or approval shall not have been obtained. As a condition to the exercise of any Option, the Administrator may require an Option holder to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be reasonably requested by the Administrator.

     8.2 Shareholders’ Agreement. As a further condition to the receipt of Common Stock pursuant to the exercise of an Option, an Option holder may be required by the Administrator, in the Administrator’s discretion, to enter into a shareholders’ agreement with the Company which will restrict the transferability of the Common Stock and contain other customary provisions including rights of repurchase or first refusal on the part of the Company.

     8.3 Non-Competition Agreement. As a further condition to the receipt of Common Stock pursuant to the exercise of an Option, an Option holder may be required not to render services for any organization, or to engage directly or indirectly in any business, competitive with the Company at any time during which an Option is outstanding and for up to two (2) years after any exercise of an Option or the receipt of Common Stock pursuant to the exercise of an Option. Failure to comply with this condition shall cause such Option and the exercise or issuance of shares thereunder to be rescinded and the benefit of such exercise or issuance to be repaid to the Company.

9.	NON-EXCLUSIVITY OF THE PLAN.

     The adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and other stock purchase rights to directors, officers, employees and other persons other than under the Plan.

10.	AMENDMENT OR TERMINATION OF THE PLAN.

     The Board may at any time amend, suspend or terminate the Plan. If not earlier terminated, the Plan shall automatically terminate ten (10) years after the date of its adoption by the Board. Except as provided in Section 5.14 with respect to a Corporate Transaction, termination of the Plan shall not affect the terms and conditions of any outstanding Options. Without the consent of the Option holder, no amendment or suspension of the Plan may adversely affect outstanding Options except to conform the Plan to the requirements of applicable laws. Neither the adoption of the Plan nor any amendment, suspension or termination of the Plan shall require shareholder approval unless (i) shareholder approval is required under other applicable laws or under the regulations of any stock exchange or Nasdaq market system on which the Common Stock is listed or (ii) the Board otherwise concludes that shareholder approval is advisable.

11.	EFFECTIVE DATE OF THE PLAN; GOVERNING LAW.

     The effective date of the Plan is November 19, 2001. The Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to conflict-of-law principles.